Portillo’s Hot Dogs, LLC • 2001 Spring Road, Suite 400, Oak Brook, I L 60523-3930 • (630) 954-3773 • Fax (630) 954-5851 • www.portillos.com

August 2, 2022

Dear Mike,

Portillo’s Hot Dogs, LLC is excited to offer you the Chief Development Officer position on our bun-believable team. Your passion for our restaurant and your drive to be the best fits right into our family environment! The Heart of Portillo’s is our People. Our people define our culture and beliefs. They live our Company values of Family, Greatness, Energy and Fun every day by reminding us to be our best, have fun, exude energy, and treat each other like family. We believe you embody our core values, and we can’t wait for you to be a part of the Portillo’s family!

Your starting date is set as August 29, 2022. Your base salary is $325,000.00 per year and is paid on a biweekly basis. You will also be eligible to participate in a discretionary annual bonus program at 50% of your base salary. Since you will be starting during the 2022 fiscal year, your 2022 bonus payout will be prorated based on your start date. Bonus payments are generally paid on or around April 1, 2023, for performance in the prior year. Direct deposit is available for paychecks, and we highly encourage all Team Member to use it.

Your position is also eligible to participate in the 2021 Equity Incentive Plan, with the details set out below subject to final approval by the Board of Directors. Your position will be eligible for a one-time equity Stock Option grant valued at approximately $540,000 and Restricted Stock Units valued at approximately $225,000, You will receive a sign-on award of Restricted Stock Units valued at $85,000. All Options and Restricted Stock Unit equity shares granted will be based on PTLO stock price at the end of trading day on grant date. All RSU’s will have a 3-year vesting, with 1/3 tranche vesting on the first, second and third anniversary of the grant date. Options will be subject to vesting as per the 2021 Equity Incentive Plan, Stock Option Award Agreement, provided that the time-period of the option will be 4 years, instead of 5.

Full family medical, dental, vision and short-term disability coverage are offered through our company's benefit plan and is effective after a 60-day waiting period. Your portion of the premium equivalent is dependent on the coverage you select. In addition, you are eligible to participate in the long-term disability plan, offered at attractive rates and a financial and tax planning program offered to Portillo’s Executive Team and fully paid for by the Company.

In the event you are currently covered under a health plan and intend to exercise your COBRA rights during the waiting period, Portillo’s will pay that cost on your behalf until your waiting period is met.

Portillo’s offers unlimited Paid Time Off (PTO) for Directors, Vice President and Executive Level Team Members. Eligibility for the company 401K retirement plan begins after 90 days of employment. In addition, we offer a non-qualified deferred compensation plan for our highly compensated employees. You will be eligible for participation in this plan.

This is an offer of employment only and should not be construed as an employment contract. Your employment with the company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement, attached.

I look forward to having you join our Portillo’s family and know that you will live our values of family, greatness, energy and fun! Please feel free to contact me via email jwaite@portillos.com or my cell phone (925) 822-7040 with any questions.

If you choose to accept this offer, please sign below and return it to me at your earliest convenience.

We look forward to welcoming you to the Portillo’s family.

Sincerely,

Jill Waite, CPO
Portillo’s Hot Dogs LLC

I hereby accept the contingent offer as Chief Development Officer of Portillo’s Hot Dogs, LLC

/s/ Mike Ellis
Signature - Mike Ellis

August 3, 2022
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